Exhibit 4.1

December 23, 2008

MCINTOSH BANCSHARES, INC.

$8,000,000 DEBENTURES

DEBENTURE AGREEMENT

THE SECURITIES SUBJECT TO THIS DEBENTURE AGREEMENT (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND THE OFFICIAL CODE OF GEORGIA ANNOTATED (THE “GEORGIA CODE”). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT, AND THE GEORGIA CODE AND (2) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1993 ACT, THE GEORGIA CODE AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.

TABLE OF CONTENTS

(continued)

SECTION 8.07	Counterparts; Integration; Effectiveness	23
SECTION 8.08	Severability	24
SECTION 8.09	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right	24
SECTION 8.10	Headings	25

SCHEDULES

SCHEDULE 1 – Schedule of Troubled Assets

SCHEDULE 2 – Securities Resale Rights and Restrictions

SCHEDULE 3 – Capitalization of the Issuer

SCHEDULE 4 – Schedule of Existing Stock-Related Plans

EXHIBITS

EXHIBIT A – Form of Floating Rate Debenture

EXHIBIT B – Form of Fixed Rate Debenture

EXHIBIT C – Form of Conversion Notice

This DEBENTURE AGREEMENT (this “Agreement”) dated as of December 23, 2008 is between MCINTOSH BANCSHARES, INC., a Georgia registered bank holding company (the “Issuer”), and REDEMPTUS GROUP LLC (“Redemptus”), a Georgia limited liability company (together with all successors, assigns, and purchasers of debentures pursuant to this Agreement, the “Holders”).

BACKGROUND STATEMENT

This Agreement sets forth the terms of debentures to be issued by the Issuer to the Holders (initially only to Redemptus) upon satisfaction of the conditions precedent set forth in Article 7 hereof. Pursuant to Section 8.07 of this Agreement, this Agreement supersedes in their entirety all previous agreements and understandings, oral or written, relating to the subject matter hereof. If the conditions precedent for issuance and purchase of the Debentures are not satisfied on or before March 31, 2009, the Holders shall be under no obligation to purchase the debentures, but obligations of the Issuer set out in Article 8 shall continue.

AGREEMENT

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means the account control agreement among the Bank, the Holders and the Issuer creating a first-priority security interest in the Interest Payment Account in favor of the Holders.

“Bank” means McIntosh State Bank, a banking institution chartered in the State of Georgia.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of Georgia are authorized or required to close.

“Change of Control” means the signing of an agreement, memorandum of understanding, letter of intent (binding or nonbinding) or other writing contemplating (i) a merger, share exchange, consolidation or other business combination of the Issuer with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding Common Stock of the Issuer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than 50% of the outstanding common stock of the Issuer or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination; (ii) the sale or disposition by the Issuer or the Bank of all or substantially all the assets of the Issuer or the Bank; or (iii) a transaction in which any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the “beneficial owner” (as defined in Sections 13(d) and 14(d)(2) of the Exchange Act), directly or indirectly, of shares representing more than thirty-five percent (35%) of the Common Stock.

“Closing Date” has the meaning specified in Article 7 of this Agreement.

“Code” means the Uniform Commercial Code as from time to time in effect in the State of Georgia.

“Collateral” means (i) all of the outstanding capital stock of the Bank, so long as such capital stock is pledged to the Holders pursuant to Article 3 hereof and (ii) the Interest Payment Account.

“Common Stock” means the common capital stock of the Issuer.

“Common Stock Equivalents” means securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock.

“Conversion” means the conversion of all or a portion of the principal amount of the Debentures into Common Stock pursuant to the procedures outlined herein.

“Conversion Date” shall have the meaning specified in Article 2 of this Agreement.

“Conversion Price” means $6.85 per share, subject to adjustment from time to time as provided in this Agreement.

“Converted Common Shares” means any shares of Common Stock acquired by the Holders by conversion of all or a portion of the principal amount of the Debentures.

“Debentures” means, collectively, the Fixed Rate Debenture, the Floating Rate Debenture, and another debentures issued upon the exchange or conversion of such Debentures or subsequently-issued Debentures.

“Default” has the meaning specified in Section 5.02 of this Agreement.

“Default Interest” means interest on the principal amount of the Debentures at a rate two percent (2%) in excess of the rate otherwise in effect, payable to the Holders on demand after an Event of Default, which rate shall not be subject to the 12.75% maximum set forth in Section 2.02.

“EESA” means the Emergency Economic Stabilization Act of 2008.

“Event of Default” has the meaning specified in Section 6.01 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIA” means the Federal Deposit Insurance Act of 1950, as amended.

“Fixed Rate Debenture” means the fixed rate debenture of the Issuer, issued to Redemptus and dated as of the Closing Date, in the principal amount of $439,229.

“Fixed Rate Debenture Exchange” has the meaning specified in Article 2 of this Agreement.

“Floating Rate Debenture” means the convertible floating rate debentures of the Issuer, issued in the aggregate principal amount of $7,560,771.

“Follow-on Private Placement” means that certain sale of Common Stock by the Issuer to certain accredited investors and unaccredited investors at an offering price equal to the Share Purchase Price, which sale, of up to $3,000,000, must realize gross proceeds of no less than $1,758,000 and be completed on or before March 31, 2009.

“GAAP” means the generally accepted accounting principles and practices in effect from time to time as promulgated by the American Institute of Certified Public Accounts.

“Holders” has the meaning specified in the Preamble.

“Holders Cash-out Agreement” means an agreement, memorandum of understanding, or letter of intent whose signing constitutes a Change in Control but that calls for all consideration payable to the Holders under such agreement, memorandum of understanding or letter of intent to be exclusively in cash and payable in United States currency in good funds at the closing of the transaction contemplated by the agreement, memorandum of understanding, or letter of intent.

“Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Indemnified Persons” means the Holders and their respective affiliates, officers, directors, employees and agents.

“Initial Offering Transaction” means, collectively, the purchase and sale of the Debentures and the McIntosh Insider Private Placement.

“Interest Payment Account” means a special account established at the Bank by the Issuer with $1,500,000 in cash proceeds from the Initial Offering Transaction to be used solely to pay interest on the Debentures.

“Interest Payment Date” has the meaning specified in Article 2 of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuer” has the meaning specified in the Preamble.

“Leverage Ratio” means the ratio of Tier 1 capital (as defined under applicable regulatory capital standards) to average assets.

“Maturity Date” means the tenth (10th) anniversary of the Closing Date.

“McIntosh Insider Private Placement” means that sale of $3,000,000 in Common Stock by the Issuer to certain directors and insiders of the Issuer at the Share Purchase Price, to be completed on or before the Closing Date.

“Obligations” means all obligations of the Issuer (monetary or otherwise) arising under or in connection with this Agreement and the Debenture, including principal, interest, reimbursement obligations, fees, indemnities, costs and expenses that are owing under this Agreement and the Debentures, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due.

“Original Certificates” means those certain original certificates representing the Issuer’s ownership of all of the capital stock of the Bank and any replacement certificates representing such ownership, delivered to Redemptus, as agent for all of the Holders, pursuant to Article 3 of this Agreement.

“Placement Fee” means that certain placement fee to be paid on the Closing Date by the Issuer to Redemptus in the amount of $80,000.

“Prime Rate” means the per annum rate of interest reported from time to time by The Wall Street Journal under the heading “Money Rates” as the “prime rate,” or, if such rate is discontinued, the substitute index determined by the Holders to be comparable in their reasonable discretion, as published on the second (2nd) Business Day prior to an Interest Payment Date.

“Redemptus” has the meaning specified in the Preamble.

“Redemptus Nominee” has the meaning specified in Section 5.01 of this Agreement.

“Securities Resale Rights and Restrictions” means the resale and transfer rights and restrictions applicable to the sale by the Holders of any of the Debentures or Common Stock into which they have converted the Debentures, as provided in Schedule 2 to this Agreement.

“Share Purchase Price” means the per-share purchase price of $6.85.

“Stock-Related Plans” means those incentive stock option, warrant, stock rights and other plans that contemplate the issuance of Common Stock and that are in existence on the Closing Date, all of which are detailed in Schedule 4 to this Agreement.

“Termination Fee” means the $80,000 fee that the Issuer shall pay to Redemptus (which fee shall be in addition to required expense reimbursement) under the circumstances set forth in Section 8.05.

“Tier 1 Risk-Based Capital Ratio” means the ratio of Tier 1 capital (as defined under applicable regulatory capital standards) to risk-weighted assets.

“Total Risk-Based Capital Ratio” means the ratio of total capital (Tier 1 capital plus Tier 2 capital, as defined in each case under applicable regulatory capital standards) to risk-weighted assets.

“Troubled Asset Sale Transactions” means the required sale(s) by the Bank all of the loans, REO assets, and other assets of the Bank detailed in Schedule 1 to this Agreement, which sale(s) must (i) be completed on or before December 31, 2009, with respect to all of the loans, REO assets, and other assets shown on Schedule 1; (ii) be effected with parties unaffiliated with the Issuer or with the Bank; and (iii) (A) be made entirely for cash consideration or (B) be made for a combination of cash and financing extended by the Bank, but with such financing to be extended only if its terms will produce full GAAP recognition of all of the profits from such sale(s) and such financing is consistent with the Bank’s lending policies and underwriting standards in place on the Closing Date.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE 2. THE DEBENTURES

SECTION 2.01 Purchase, Sale and Delivery of the Debentures; Placement Fee.

(a) Purchase, Sale and Delivery of the Debentures. Redemptus, as the sole initial Holder, shall acquire from the Issuer on the Closing Date a single Floating Rate Debenture and a single Fixed Rate Debenture, issued in definitive form and substantially in the form of Exhibits A and B to this Agreement, respectively. Upon delivery by the Issuer to Redemptus of the Debentures duly executed by the Issuer, Redemptus will be deemed to have acquired such Debentures.

(b) Placement Fee. On the Closing Date, the Issuer shall pay in cash to Redemptus, as the only Holder, the full Placement Fee, which Placement Fee will be non-refundable and fully earned by Redemptus upon its payment on the Closing Date.

SECTION 2.02 Interest Rates; Interest Payment Schedule

(a) Interest Rates.

(i) Floating Rate Debenture. The Issuer shall pay interest on the principal amount of the Floating Rate Debenture at a simple interest rate per annum equal to the Prime Rate plus 4.50%, which rate will be set on the second business day prior to each quarterly interest payment date as described in Section 2.02(b) and will be computed on the basis of a 360-day year and on the actual number of days elapsed; provided, however, that in no event will the rate of interest paid on the Floating Rate Debenture be lower than 7.50% or higher than 12.75%.

(ii) Fixed Rate Debenture. The Issuer shall pay interest on the principal amount of the Fixed Rate Debenture at a simple interest rate per annum of 12.75%, computed on the basis of a 360-day year and on the actual number of days elapsed.

(b) Interest Payment Schedule. Interest on the principal amount of the Debentures shall be payable quarterly in arrears commencing with the calendar quarter ending March 31, 2009 and on the last day of each calendar quarter thereafter (each, an “Interest Payment Date”) until the Maturity Date. The Issuer shall pay such interest in cash to the Holders on the third (3rd) Business Day immediately preceding the end of said quarter. If an Interest Payment Date is not a Business Day, interest shall be payable on the next preceding Business Day.

SECTION 2.03 Redemption of the Debentures.

(a) The Issuer shall not redeem any of the Debentures, in whole or in part, before the fifth (5th) anniversary of the Closing Date.

(b) On and after the anniversary date set forth above, the Issuer, at its option, and subject to any required regulatory approvals, may redeem at par, for cash, the Debentures, in whole or in part but pro rata among all Holders of the Debentures, upon payment in cash of all unpaid principal and all accrued but unpaid interest on the Debentures to be redeemed and upon thirty (30) days’ prior notice to the Holders, subject in each event to the conversion rights of the Holders described below and subject to each of the following conditions being met:

(i) For the most recent fiscal quarter preceding the redemption, the Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Leverage Ratio of each of the Issuer and the Bank are equal to or greater than applicable “well-capitalized” regulatory capital requirements;

(ii) Neither the Issuer nor the Bank is subject to any agreement or understanding, formal or informal, with any regulatory agency;

(iii) For the most recent full fiscal year for which financial statements are available for the Issuer, the Issuer has earned a one per cent (1%) return on average assets and a twelve per cent (12%) return on average equity; and

(iv) For the four consecutive calendar quarters ending on the last calendar quarter end preceding the redemption date, the Issuer has paid cash dividends on the Common Stock at a rate that, during the same period, on a pro forma basis, would have resulted in aggregate cash dividends to all of the Holders (assuming their full conversion of all of the Debentures) of at least $450,000.

SECTION 2.04 Mandatory Exchange of Fixed Rate Debenture for Floating Rate Debenture.

(a) Pursuant to exchange procedures that shall be determined by the Issuer and Redemptus, the Fixed Rate Debenture shall be exchanged (the “Fixed Rate Debenture Exchange”) for a Floating Rate Debenture of equal principal on the first Business Day after the issuance of Common Stock in the Follow-on Private Placement or in another Common Stock offering effected by Issuer that has resulted in the number of outstanding shares of Common Stock of the Issuer being increased so that the aggregate number of shares of Common Stock owned by and into which the Holders may convert the Floating Rate Debentures, would, after such Fixed Rate Debenture Exchange, constitute less than twenty-five per cent (25%) of the outstanding shares of Common Stock.

(b) At least ten (10) days prior to the Business Day on which the Fixed Rate Debenture Exchange shall be required because of the expected closing of the Follow-on Private Placement or other Common Stock offering, the Issuer shall give written notice to the Holders of such expected date and of the mandatory Fixed Rate Debenture Exchange.

SECTION 2.05 Conversion of the Debentures Into Common Stock.

(a) Conversion. The Floating Rate Debentures are convertible into shares of Common Stock (a “Conversion”), at the times and in the manner set forth below in this Section 2.05 (the date of each such conversion a “Conversion Date”).

(i) Voluntary Conversion. The Holders may convert the Floating Rate Debentures, in whole or in part, into shares of Common Stock at any time and from time to time.

(ii) Change in Control Transaction. In a Holders Cash-out Agreement or, if the Holders have allowed or consented to a Change of Control that does not constitute a Holders Cash-out Agreement by waiving in writing, in advance of such Change of Control, Section 6.01(h) of this Agreement (making a Change of Control other than a Holders Cash-out Agreement an Event of Default), all documentation with respect to such Change of Control (including with respect to a Holders Cash-out Agreement) shall provide for the treatment of all of the Debentures in such a way so that all of the Debentures shall be transferred to or assumed by the surviving parties to such Change of Control transaction in a way that allows each Holder of a Debenture to receive, as consideration from the Change of Control, the same consideration as such Holder would have received if it had converted all of its Debentures into Common Stock prior to the record date for payment of the cash, security, or other consideration for Common Stock established in the Change of Control transaction.

(b) Conversion Price. Each Conversion shall be effected at the Conversion Price, subject to adjustment from time to time as described below.

(c) Shares Issued on Conversion. The number of shares of Common Stock issuable upon Conversion shall be determined by dividing the portion of the unpaid principal amount of the Debentures to be converted on the Conversion Date by the Conversion Price.

(d) Interest on Conversion. Accrued interest unpaid on the Conversion Date shall not be included in the principal amount hereof for the purpose of computing the number of shares of Common Stock issuable upon Conversion. Interest shall cease to accrue on the principal amount to be converted from and after the Conversion Date, but all accrued and unpaid interest shall be paid in cash by the Issuer to the Holders on the Conversion Date with respect to all of the Debenture principal amount then converted into Common Stock.

(e) Procedures for Conversion.

(i) At least ten (10) days prior to a Conversion Date, any Holder electing to convert will give written notice to the Issuer of the election of the Holder to effect a Conversion.

(ii) Subject to the restrictions on transfer contained in subparagraph (v) of this Section, if the shares of Common Stock are to be registered in the name of a person other than the Holder electing to convert, the Holder will furnish to the Issuer at least ten (10) days prior to the Conversion Date, the name, address and social security or taxpayer identification number of such person and otherwise comply with the provisions of subparagraph (iv) hereof.

(iii) On or before the Conversion Date, the Holders will (A) complete and sign the conversion notices in the form attached to this Agreement as Exhibit C; (B) surrender the Debentures to the Issuer at the office of the Issuer described in Article 8 hereof, or to a stock registrar or conversion agent appointed by the Issuer; (C) furnish appropriate endorsements or transfer documents as required by the Issuer or any stock registrar or conversion agent appointed by the Issuer; and (D) furnish such other information as the Issuer may reasonably require.

(iv) The Holders shall pay any and all documentary stamp or similar issue or transfer taxes payable to the United States of America or any state of the United States of America, or any political subdivision thereof, in respect of the delivery to the Issuer of the Debentures for Conversion or the issuance or delivery of shares of Common Stock upon Conversion; except, that the Holders shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Holders of the Debentures upon Conversion, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

(v) On the Conversion Date or as soon as practical thereafter, the Issuer shall deliver, directly or through any stock registrar or conversion agent appointed by the Issuer, a certificate for the number of full shares of Common Stock issuable upon Conversion and a check for any fractional share. The certificate for such shares shall be legended with such securities law restrictions on transfer as may then be applicable. From and after the Conversion Date, the person in whose name the certificate is registered shall be treated as a shareholder of record and shall enjoy all rights, privileges and preferences and shall be subject to all terms, conditions and limitations applicable to shares of Common Stock pursuant to the Issuer’s Articles of Incorporation and Bylaws.

(vi) In the event of Conversion of the Debentures in part only, (A) a new debenture or debentures equal in principal amount to, and bearing the same rate of interest of, the unconverted portion of the Debentures shall be authenticated and issued in the name of the Holders upon the surrender of the Debentures, or (B) at the option of the Holders, the Debentures shall be made available to the Issuer for notation thereon of the portion of the principal amount so converted.

(f) Reservation of Shares or Common Stock. Until such time as all of the Debentures have been converted into shares of Common Stock or paid in full, the Issuer shall reserve out of its authorized but unissued Common Stock a sufficient number of shares to permit the Conversion of the entire outstanding principal amount of the Debentures. All shares of Common Stock issued upon conversion of the Debentures shall be fully paid and nonassessable.

(g) Fractional Shares. Fractional shares of Common Stock shall not be issued upon Conversion. In lieu thereof, the Issuer shall deliver cash in an amount equal to the Conversion Price multiplied by the fractional share.

SECTION 2.06 Adjustments to the Conversion Price.

(a) Adjustments for Stock Dividends and Splits. In the event the Issuer should at any time or from time to time after the Closing Date fix a record date for a stock split, a subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon Conversion shall be increased in proportion to the increase of outstanding shares resulting from such stock split, stock dividend, distribution or subdivision.

(b) Reverse Stock Splits. In the event the Issuer should at any time or from time to time after the Closing Date fix a record date for a reverse stock split or a transaction having a similar effect on the number of outstanding shares of Common Stock of the Issuer, then, as of such record date (or the date of such reverse stock split or similar transaction if no record date is fixed), the Conversion Price shall be appropriately increased so that the number of shares issuable upon Conversion shall be decreased in proportion to the decrease of outstanding shares resulting from the reverse stock split or similar transaction.

(c) Reclassification. In the event the Issuer should at any time or from time to time after the Closing Date fix a record date for a reclassification of its Common Stock, then, as of such record date (or the date of the reclassification if no record date is set), the Debentures shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such reclassification to a holder of a number of shares equal to the number of shares issuable upon Conversion immediately prior to such reclassification.

(d) Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section, the Issuer shall promptly mail to the Holders a notice of the adjustment together with a certificate from the Issuer’s independent public accountants or its Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing such adjustment. Notwithstanding anything to the contrary in this Section, no adjustment in the Conversion Price shall be made by reason of the issuance of shares of Common Stock or preferred stock or rights, warrants or options to purchase such shares pursuant to Stock-Related Plans. This Section shall not be deemed to exclude any such shares from the number of shares outstanding on any date for the purpose of calculating an adjustment to the Conversion Price.

(e) No Impairment. The Issuer will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issuance, or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Issuer, but will at all times and in good faith assist in the carrying out of all of the conversion provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

SECTION 2.07 Transfer of Debentures and Converted Common Shares. The Debentures and the Converted Common Shares may be transferred by the Holders from time to time in accordance with the Securities Resale Rights and Restrictions.

SECTION 2.08 Special Provisions Regarding Collateral. The Holders acknowledge that the Debentures are ineligible to serve as collateral for a loan made by the Bank.

SECTION 2.09 Paying or Exchange Agent. The parties agree that the Issuer may elect to appoint an exchange agent or paying agent to administer the interest payment, redemption and conversion processes. Such appointment shall not affect the timing of any payments, notices or other obligations of the parties pursuant to this Agreement.

ARTICLE 3. PLEDGE AGREEMENT

SECTION 3.01 Grant of Pledge and Security Interest. As security for the Obligations of the Issuer under this Agreement, however and whenever the Obligations arise, the Issuer hereby pledges and grants to the Holders a continuing security interest (which is subject to termination under the provisions of Section 3.06) in all of the Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by the Issuer of each of its covenants, duties and obligations under this Agreement and the Debentures. Such security interest constitutes a valid, first priority security interest in the Collateral. The Issuer hereby delivers to Redemptus, as the agent for the Holders (i) the Original Certificates and (ii) an irrevocable undated stock power corresponding to each of the Original Certificates in the form approved by the Holders. If an Event of Default shall have occurred, the Holders shall be entitled to exercise in respect of the Collateral any and all of their rights, powers and remedies provided for in this Agreement, under the Code, under the Account Control Agreement, or otherwise available to the Holders by law, in equity or otherwise.

SECTION 3.02 Delivery of Additional Documentation. The Issuer shall from time to time deliver to the Holders or cause to be delivered to the Holders, at the request of the Holders, other documents and records that the Holders may request to perfect and continue perfected the Holders’ security interests in the Collateral, all the foregoing to be in form and substance satisfactory to the Holders and their counsel and executed as required by the Holders and their counsel.

SECTION 3.03 Right to Inspect and Audit. Redemptus shall have the right, upon reasonable prior notice and at its own expense, from time to time during the Issuer’s usual business hours, to inspect the Issuer’s books and records to make copies thereof and to audit, appraise or value the Collateral and the Issuer’s business affairs in order to verify the Issuer’s financial condition or the amount, condition of, or any other matter relating to the Collateral and the Issuer’s compliance with the terms and conditions of this Agreement. The Issuer shall permit representatives of Redemptus to discuss the business, operations, properties and financial and other conditions of the Issuer with its board members, executives, managers, members, partners, officers, employees, agents, independent certified public accountants and others, as applicable.

SECTION 3.04 Power of Attorney. With respect to the Holders’ rights and remedies in this Article 3 and its other rights under this Agreement and the Debentures, the Issuer hereby irrevocably appoints the Holders, and any employee or representative of the Holders as the Holders may from time to time designate, as its attorneys-in-fact (coupled with an interest). The Issuer agrees that the Holders, in either or both their own names or as “attorneys-in-fact for the Issuer” and without prior notice to or demand on the Issuer, may perform any act which the Issuer is obligated by this Agreement and the Debentures to perform, any act which the Issuer might exercise with respect to the Collateral which the Holders deems appropriate to perfect and continue the security interests in, and to protect, preserve and recover upon the Collateral.

SECTION 3.05 Limitations on the Holders’ Rights and Remedies. Notwithstanding the foregoing provisions of this Article 3, each of the Holders agrees to refrain from exercising its rights with respect to the matters listed above prior to the occurrence of an Event of Default and the lapse of all applicable grace periods as set out in Article 6 hereof, unless the Holders reasonably deem immediate action to be necessary because of emergency conditions, such as conditions which threaten the loss or diminution of the Collateral or the loss of protections afforded the Collateral. No action of the Holders taken while acting as the Issuer’s attorneys-in-fact or in their own name and stead under this Agreement shall be considered a waiver of any right accruing to the Holders on account of the occurrence of any Event of Default.

SECTION 3.06 Conditional Termination of Security Interest in Pledged Stock. If, at the end of the fiscal quarter during which the final Troubled Asset Sale Transaction is consummated, (i) the Troubled Asset Sale Transactions have been completed in accordance with the requirements contained in its definition; (ii) the Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Leverage Ratio of each of the Issuer and the Bank are equal to or greater than the “well-capitalized” requirements set forth for each ratio under applicable regulatory capital requirements or, if higher, any formal or informal regulatory order that may then apply to the Issuer or the Bank; and (iii) no Default or Event of Default has occurred and is continuing, the Holders shall terminate their security interest in the pledged stock of the Bank and surrender the Original Certificates and stock powers to the Issuer.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Issuer. The Issuer represents and warrants to the Holders that:

(a) The Issuer is a bank holding company duly organized and validly existing and in good standing under the laws of the State of Georgia and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

(b) The Bank is duly organized and existing as a Georgia state bank, and the deposits of the Bank are federally insured to the extent required by the FDIA. The Bank has paid all premiums and assessments with respect to such deposit insurance.

(c) The Issuer has the power to execute and deliver this Agreement and the Debentures and to perform its obligations under this Agreement and the Debentures and has taken all necessary action to authorize such execution, delivery and performance.

(d) The corporate records of the Issuer and the Bank accurately record, in all material respects, all material corporate actions of their respective stockholders and board of directors, including committees.

(e) The Issuer and the Bank have delivered to the Holders true and correct copies of all of their respective formation and governing documents, and such documents are in full force and effect.

(f) The execution, delivery and performance of the Agreement by the Issuer do not violate or conflict with any law applicable to the Issuer or the Bank, any provision of the Issuer’s or the Bank’s constituent documents, any order or judgment of any court or other agency of government applicable to the Issuer or the Bank or any of their respective assets, or any contractual restriction binding on or affecting the Issuer or the Bank or any of their respective assets.

(g) All governmental and other consents that are required to have been obtained by the Issuer or by the Bank with respect to the execution, delivery and performance of this Agreement and the Debentures have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(h) The Issuer’s obligations under this Agreement and the Debentures constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(i) There is no action, suit or proceeding at law or in equity, including, without limitation, any regulatory enforcement actions pending against the Issuer or the Bank by or before any court, tribunal, government body, agency, official or any arbitrator.

(j) Neither the Issuer nor the Bank is required to register as an investment company under the Investment Company Act.

(k) None of the reports, financial statements, certificates or other information furnished by or on behalf of the Issuer or the Bank hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l) Each of the Issuer and the Bank owns all of its respective properties and assets, of any nature whatsoever, including, without limitation all of the issued and outstanding capital stock of the Bank as owned by the Issuer, all free and clear of all liens, agreements, trusts, negative pledges or other encumbrance.

(m) Each of the Issuer and the Bank has (i) timely filed all tax returns and reports required by law to have been filed by it, which tax returns and reports are correct and complete in all material respects and (ii) paid all income taxes and other taxes of governmental authorities thereby shown to be owing, except any such taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(n) None of the Issuer, the Bank, nor anyone acting on their behalf has offered the Debentures or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, which has been offered the Debentures in a private sale for investment. Neither the Issuer, the Bank, nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Debentures to the registration requirements of the Securities Act of 1933, as amended.

(o) The Issuer has no subsidiaries other than the Bank.

(p) All of the authorized, issued, or outstanding capital stock, options, warrants, calls, commitments, or any other rights granted by either the Issuer or the Bank with respect to any security of the Issuer or the Bank are set forth and described in Schedule 3 to this Agreement.

SECTION 4.02 Representations of Redemptus. Redemptus represents and warrants to the Issuer that:

(a) It is duly organized and validly existing and in good standing under the laws of the State of Georgia.

(b) It has the power to execute and deliver this Agreement and to perform the Holders’ obligations under this Agreement and have taken all necessary action to authorize such execution, delivery and performance.

(c) The execution, delivery and performance of this Agreement by Redemptus does not violate or conflict with any law applicable to Redemptus, any provision of Redemptus’ constituent documents, any order or judgment of any court or other agency of government applicable to Redemptus or any of Redemptus’ assets or any contractual restriction binding on or affecting Redemptus or any of Redemptus’ assets.

(d) Redemptus’ obligations under this Agreement constitute Redemptus’ legal, valid and binding obligations, enforceable against it in accordance with its terms.

(e) There is no pending or threatened action, suit or proceeding at law or in equity against Redemptus before any court, tribunal, government body, agency, official or any arbitrator.

ARTICLE 5. COVENANTS

SECTION 5.01 Affirmative Covenants. The Issuer covenants and agrees that until the termination of its obligations under this Agreement and the payment in full of the principal amount of the Debentures, the Issuer shall, and shall cause the Bank, to do each and all of the matters set forth in this Section 5.01.

(a) Business; Good Standing; Compliance. The Issuer and the Bank shall continue to engage in a banking business of the same general type as each now conducts and shall notify the Holders of any significant change in their respective management. The Issuer shall maintain in good standing its organizational existence in its jurisdiction of organization. The Bank shall maintain its existence as a Georgia state bank in good standing and deposit insurance in compliance with the FDIA. The Issuer and the Bank shall comply in all material respects with all requirements of law to which each is subject. Without limiting the foregoing with respect to compliance with all requirements of law, the Issuer and the Bank shall remain in material compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

(b) Payment/Performance. The Issuer shall pay when due all amounts owing to the Holders under this Agreement and promptly perform all other Obligations hereunder.

(c) Legal Actions. Promptly upon receipt of notice thereof, the Issuer shall deliver to the Holders a report of any legal action pending or threatened against the Issuer or the Bank.

(d) Taxes. The Issuer and the Bank shall make due and timely payment of, or deposit for withholding of, all federal, state and local taxes, assessments or contributions required of it by all applicable law, and will execute and deliver to the Holders, on demand, appropriate certificates attesting thereto; provided that neither the Issuer nor the Bank need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by the Issuer or the Bank, as applicable.

(e) Insurance. The Issuer and the Bank shall maintain general liability, fidelity bond, directors’ and officers’, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to the businesses of the Issuer and the Bank.

(f) Maintain Security Interest. The Issuer shall, and shall cause the Bank, to maintain, protect and preserve the security interest of the Holders in the Collateral and the lien position of the Holders in the Collateral.

(g) Nomination of Directors. Prior to the closing of the purchase of the Debentures, Redemptus will propose a nominee to serve on the Issuer’s board of directors effective immediately following the closing. The Issuer’s Chief Executive Officer will have the right to consent to the identity of such nominee, and his consent will not be unreasonably withheld. Prior to the closing, the Issuer’s board of directors will take such actions as are necessary to create a vacancy on the board and to fill such vacancy with the agreed-upon nominee (the “Redemptus Nominee”) effective immediately following the closing. Following the closing, the Redemptus Nominee will be proposed for election to the Issuer’s board of directors through the actions of the Nominating Committee in connection with the Issuer’s annual meeting of shareholders.

(h) Management Agreements. Within ninety (90) days after the closing of the purchase of the Debentures, the Issuer will enter into appropriate management contracts with key managers of the Issuer and the Bank in form and substance acceptable to Redemptus.

(i) Schedule of Troubled Assets. At least ten (10) days prior to the anticipated Closing Date, the Issuer will provide to Redemptus for its review and reasonable approval an updated version of the Schedule of Troubled Assets set forth in Schedule 1 to this Agreement.

(j) Further Assurances. At any time and from time to time, the Issuer and the Bank, as applicable, shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be requested by the Holders to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of the Holders’ security interests in the Collateral.

SECTION 5.02 Negative Covenants. The Issuer covenants and agrees that until the termination of its Obligations, the Issuer shall not do or permit to be done or permit the Bank to do any of the matters set forth in this Section without prior written consent of the Holders; and the Issuer acknowledges to the Holders that the breach or default (each a “Default”) by the Issuer of any of the covenants and agreements set forth below is and the same shall be material.

(a) Change in Executive Office. Neither the Issuer nor the Bank shall, without thirty (30) days’ prior written notification to the Holders, relocate its chief executive office, change its state of organization or change any other matter that will or could result in the Holders’ security interests in the Collateral becoming unperfected.

(b) Acquisitions and Dispositions. Neither the Issuer nor the Bank shall voluntarily, and neither the Issuer nor the Bank shall involuntarily through its direct actions or inactions, or indirectly through the actions or inactions of others, whether in a single transaction or in a series of related transactions, acquire or dispose of any asset or assets whose aggregate value (as determined by the acquisition or disposition price) exceeds ten percent (10%) of the Bank’s total shareholders equity (as determined in accordance with GAAP) as of the end of the last full fiscal quarter preceding the acquisition or disposition.

(c) Indebtedness. Except for the Debentures, the Issuer shall not create, incur, assume or be or remain liable with respect to any indebtedness, and the Bank shall not do so outside of the ordinary course of the Bank’s business.

(d) Judgments. Neither the Issuer nor the Bank shall permit or suffer a judgment for the payment of more than $50,000 to be entered against it which judgment the Issuer or the Bank permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against the Issuer or the Bank.

(e) Compensation Increases. Neither the Issuer nor the Bank shall adopt or amend any compensatory agreement, plan, or other arrangement with or including any executive officer subject to the aggregate compensation restrictions under EESA Section 111(b) if such adoption or amendment would increase the total annual compensation of such officer by more than ten per cent (10%) over such officer’s total compensation for the prior fiscal year.

(f) Compliance. The Issuer shall not become or be controlled by an “investment company”, within the meaning of the Investment Company Act, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of the transactions contemplated by this Agreement for such purpose.

(g) Negative Pledge Agreements. The Issuer shall not permit the inclusion in any contract to which it or the Bank becomes a party of any provisions that could restrict or invalidate the creation of a security interest in the Holders’ rights and interests in any Collateral.

ARTICLE 6. EVENTS OF DEFAULT; REMEDIES

SECTION 6.01 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) the Issuer shall fail to pay any Obligation when due;

(b) the Issuer shall fail to complete the Follow-on Private Placement or the Troubled Asset Sale Transactions by the times and on the terms provided for in the definitions of such transactions appearing above in the Agreement;

(c) the Issuer shall be in breach of or default under any of the terms, conditions or covenants contained in this Agreement and such breach is not cured within 30 days following the Issuer’s receipt of a written demand from the Holders to cure such breach or default, provided, however, that any breach of or default under any obligation to pay amounts as and when due under this Agreement in full or any covenant obligation pursuant to Subsection 5.01(b) (payment obligations), Subsection 5.01(g) (obligation to maintain security interest), Subsection 5.02(b) (limitation on acquisitions and dispositions), Subsection 5.02(c) (limitations on indebtedness), Subsection 5.02(e) (limitation on compensation increases), or Subsection 5.02(g) (limitations on negative pledges) shall be an immediate Event of Default;

(d) a position on the board of directors of each of the Issuer and the Bank shall not be available for an individual designated by the Holders, which individual shall be nominated and elected pursuant to the provisions of Section 5.01(g);

(e) the Issuer’s or the Bank’s assets, or any part or portion thereof valued in excess of $50,000, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if the Issuer or the Bank is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of the Issuer’s or the Bank’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of the Issuer’s or the Bank’s assets by any governmental authority, and the same is not paid within ten (10) days after the Issuer or the Bank receives notice thereof;

(f) the insolvency of the Issuer or the Bank, the closing of the Bank, the filing of a petition of bankruptcy by or against the Issuer or the appointment of a receiver for the Bank;

(g) any material false statement, misrepresentation or withholding of facts by the Issuer, the Bank or their duly authorized officers or representatives, including any material misrepresentation made in this Agreement or in any presentation made by the Issuer, the Bank or their duly authorized officers or representatives to the Holders or their agents, as to any matter reasonably relied upon by the Holders in evaluating whether to enter into this Agreement; or

(h) a Change in Control other than a Change in Control constituting a Holders Cash-Out Agreement occurs.

SECTION 6.02 Rights and Remedies. Upon the occurrence of any Event of Default, the Holders may, with the consent of the Holders of Debentures representing two-thirds (2/3) of the aggregate principal amount of the Debentures, by written notice to the Issuer, in addition to any other rights and remedies at law and in equity which may be available to the Holders, and without limiting any other rights and remedies granted to the Holders in this Agreement, including, without limitation, the rights and remedies provided to the Holders under the Code:

(i) declare the principal of the Debentures and any accrued interest and fees thereon immediately due and payable, without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by the Issuer;

(ii) exercise their rights to the Collateral; and

(iii) for so long as any Event of Default continues, charge and receive Default Interest.

ARTICLE 7. CLOSING DATE; CONDITIONS PRECEDENT

The closing of the purchase of the Debentures will occur on, or as soon as practicable after, the date on which each of the conditions set forth in this Section has been met to the satisfaction of the party or parties entitled to enforce or waive the condition (the “Closing Date”).

SECTION 7.01. Conditions to Redemptus’s Obligations. Redemptus’s obligations to consummate the transactions provided in this Agreement are subject to the Issuer’s satisfaction of the following conditions (or Redemptus’s waiver thereof):

(a) Agreement and Debentures. Redemptus shall have received this Agreement and the Debentures, duly executed by the Issuer;

(b) Insider Private Placement. The Issuer shall have completed the McIntosh Insider Private Placement in accordance with the requirements contained in the definition of such transaction appearing above in the Agreement;

(c) Holder Financing. Redemptus shall have obtained transaction financing on terms reasonably satisfactory to Redemptus;

(d) Security Interest. Redemptus shall have a perfected first priority security interest in all of the Collateral;

(e) Due Diligence. Redemptus shall have been provided full access to the books and records of the Issuer and the Bank to complete through the Closing Date a satisfactory due diligence review as to the asset quality, capital sufficiency, operations and prospects of the Issuer and the Bank and shall be reasonably satisfied with the results of such due diligence;

(f) Payment of Fees and Expenses. The Issuer shall have paid in cash to Redemptus the Placement Fee and all third-party due diligence costs and legal costs incurred prior to the Closing Date; provided, however, that such third-party costs shall not exceed $250,000;

(g) Resolutions, Good Standing, etc. Redemptus shall have received from the Issuer a certificate, dated as of the Closing Date, of its Secretary or Assistant Secretary as to:

(i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Debentures;

(ii) each constitutional document of the Issuer; and

(iii) the incumbency and signatures of each officer of the Issuer that is authorized to act with respect to this Agreement and the Debentures,

upon which certificate Redemptus may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Issuer canceling or amending such prior certificate. In addition, Redemptus shall have received satisfactory good standing certificates for the jurisdiction in which the Issuer is organized and is authorized (or should be authorized under applicable law) to conduct business.

(f) Opinion of Counsel. Redemptus shall have received an executed original of the favorable written opinion of counsel for the Issuer, in form and substance satisfactory to Redemptus and its counsel, dated as of the Closing Date.

SECTION 7.02 Conditions to the Issuer’s Obligations. The Issuer’s obligations to consummate the transactions provided in this Agreement are subject to Redemptus’s satisfaction of the following conditions (or the Issuer’s waiver thereof):

(a) Agreement. The Issuer shall have received this Agreement, duly executed by Redemptus;

(b) Financial Capacity. Redemptus shall have the financial capacity to consummate its purchase of the Debentures.

(c) Resolutions, Good Standing, etc. The Issuer shall have received from Redemptus a certificate, dated as of the Closing Date, of a manager or officer as to:

(i) resolutions of its manager(s) then in full force and effect authorizing the execution, delivery and performance of this Agreement;

(ii) each constitutional document of Redemptus; and

(iii) the incumbency and signatures of each officer of Redemptus that is authorized to act with respect to this Agreement,

upon which certificate the Issuer may conclusively rely until it shall have received a further certificate of an officer or manager of Redemptus canceling or amending such prior certificate. In addition, the Issuer shall have received satisfactory good standing certificates for the jurisdiction in which Redemptus is organized and is authorized (or should be authorized under applicable law) to conduct business.

SECTION 7.03 Mutual Conditions. Each party’s obligations to consummate the transactions provided in this Agreement are subject to the receipt of all required and advisable regulatory approvals and assurances, including, without limitation,

(a) confirmation from the Federal Reserve Board that the Debentures will be treated as permissible loan components of capital under the Federal Reserve Board policy on small bank capital requirements; and

(b) Redemptus’s receipt of approval or notice of non-objection by the Federal Reserve Board of the Holders’ acquisition and retention of the Debentures under the Holding Company Act and the Change in Bank Control Act of 1978, as amended.

ARTICLE 8. MISCELLANEOUS

SECTION 8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or electronic messaging system, all notices and other communications provided for herein (including each consent, notice, direction or request) shall be in writing and shall be delivered by hand or overnight courier service or sent by e-mail, as follows:

(a)	if to the Issuer:

McIntosh Bancshares, Inc.
210 South Oak Street
Jackson, Georgia 30233
Telephone: (770) 775-8300
E-mail: pmalone@mcintoshbancshares.com

(b)	if to the Holders:

Redemptus Group LLC
2198 Brooke Farm Court
Dunwoody, Georgia 30338
ATTN: James A. Walker, Jr.
Telephone: (770) 394-2939
E-mail: jamesawalkerjr@cox.net

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02 Waivers; Amendments; Termination

(a) Amendment of Debentures. Except as otherwise provided in Section 8.02(b) and (c) below and any necessary regulatory approvals, the Debentures may, with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Debentures then outstanding, be amended or any provision, past default, or non-compliance thereof waived; provided, however, that without the consent of each Holder of an affected Debenture, no such amendment or waiver may:

(i) reduce the principal amount of the Debentures whose Holders must consent to the amendment or waiver under this Section 8.02;

(ii) reduce the interest rate of or change the time for payment of interest on any Debenture;

(iii) reduce the amount of principal amount or extend the maturity of any Debenture;

(iv) make any change that adversely affects the Conversion of any Debentures, including any change in the Conversion Price and the required adjustments thereto provided by Section 2.05 hereof; or

(v) make any change in this Section 8.02(a) or Article 6 hereof.

(b) Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Debentures, unless otherwise provided by Section 8.02(a) above. After an amendment or waiver becomes effective, the Issuer shall mail to the Holders a copy of such amendment or waiver. The Issuer may require the Holders to surrender this Debenture so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Debenture, reflecting the amendment or waiver, may be exchanged therefor. Even if such a notation is not made or such a new Debenture is not issued, such amendment or waiver and any consent given thereto by a Holder of this Debenture shall be binding according to its terms on any subsequent Holder of this Debenture.

(c) Amendments and Waivers Without Consent of Holders. Notwithstanding Section 8.02(a) hereof, the Issuer may amend or supplement this Debenture without the consent of the Holders Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, or to make any change that does not materially adversely affect the rights of any Holder. Additionally, any action taken or authorized by the Issuer’s board of directors that: (i) would otherwise require the Holders to waive a covenant under this Agreement and (ii) has been approved by a vote including the affirmative vote of the director representative of the Holders elected to the board of directors pursuant to Section 5.01(g) shall be deemed to constitute such a waiver by the Holders.

(d) No Waiver. A failure or delay in exercising any right, power or privilege in respect of this Agreement shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(e) Termination of Agreement. This Agreement may be terminated prior to the Closing Date by action of the respective boards of directors or managers of the parties under the following circumstances:

(i) by the Issuer or Redemptus if any court of competent jurisdiction in the United States or other federal or state governmental or regulatory body has issued a final, non-appealable order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(ii) by the Issuer or Redemptus if the consummation of the transactions contemplated by this Agreement has not occurred on or before March 31, 2009 or such later date as shall have been approved in writing by the boards of directors of the Issuer and Redemptus;

(iii) by Redemptus if: (A) the Issuer has failed to comply in any respect with any of its covenants or agreements to be performed prior to the Closing Date that are contained herein or if any of the Issuer’s representations or warranties contained herein are inaccurate in any material respect or (B) the conditions set forth in Article 7 that are to be performed by the Issuer have not been met by the Issuer or waived by Redemptus;

(iv) by the Issuer if: (A) Redemptus has failed to comply in any respect with any of its covenants or agreements to be performed prior to the Closing Date that are contained herein or if any of Redemptus’s representations or warranties contained herein are inaccurate in any material respect or (B) the conditions set forth in Article 7 that are to be performed by Redemptus have not been met by Redemptus or waived by the Issuer;

(v) by the Issuer and Redemptus upon the mutual written consent of the Issuer and Redemptus and the approval of such action by their respective boards of directors or managers; or

(vi) by the Issuer if it is unable to consummate the transactions contemplated by this Agreement because its board of directors has determined in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of its independent financial advisor, that an alternative financing proposal, if consummated according to its terms, is more favorable to the Issuer and its shareholders than the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Issuer’s board of directors (taking into account, in good faith, the written advice of the Issuer’s independent financial advisor) is reasonably capable of being obtained by such third party, subject to the requirement that the Issuer pay Redemptus the termination fee set forth in Section 8.05.

(f) After the Closing Date, this Agreement shall terminate when no Debentures remain outstanding.

SECTION 8.03 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and transferees. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and transferees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Issuer may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Holders.

SECTION 8.04 Indemnification; Expenses. The Issuer shall and does hereby indemnify and reimburse Redemptus and the Indemnified Persons, and shall hold them harmless from and against, and upon demand by the Holders, shall reimburse and pay in cash, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, due diligence and attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Holders or their representatives in any way relating to or arising out of the negotiation, documentation, and closing of this Agreement, as well as any action taken or omitted by the Holders or their representatives under this Agreement following the Closing Date; provided, that the Issuer shall not be liable (i) to Redemptus for due diligence and legal costs it incurs prior to the Closing Date to the extent that those costs in the aggregate exceed $250,000; or (ii) for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Holders’ gross negligence, bad faith or willful misconduct. The obligations of Issuer under this Section 8.04 shall survive the termination of this Agreement.

SECTION 8.05 Termination Fees. If the Issuer terminates this Agreement under the circumstances set forth in Section 8.02(e)(vi) above, it shall be required to pay Redemptus the Termination Fee, plus all expenses to be reimbursed to Redemptus pursuant to Section 8.04 above. Such payment shall be payable within two (2) business days after receipt by Redemptus of written notice of termination of this Agreement pursuant to Section 8.02(e)(vi).

SECTION 8.06 Survival. All covenants, agreements, representations and warranties made by the Issuer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Holders or on their behalf and notwithstanding that the Holders may have had notice or knowledge of any default or Event of Default or incorrect representation or warranty at the time of the execution of this Agreement, and shall continue in full force and effect as long as any amount payable under the Debentures is outstanding and unpaid.

SECTION 8.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Issuer and the Holders and, when taken together, bear the signatures of each of parties, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.09 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF GEORGIA.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of Fulton County and of the United States District Court of the Northern District of Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement against the Issuer or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of Subsection (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in this Agreement. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUER: MCINTOSH BANCSHARES, INC.

By:	/s/ William K. Malone
	Name:	William K. Malone
	Title:	Chairman and CEO

HOLDER: REDEMPTUS GROUP LLC

By:	/s/ James A. Walker, Jr.
	Name:	James A. Walker, Jr.
	Title:	Managing Member

Schedule 1

Schedule of Troubled Assets

Delivered by the Issuer to Redemptus separately by letter dated December 23, 2008.

Schedule 2

Securities Resale Rights and Restrictions

1. Definitions. For purposes of this Schedule 2, the following terms shall have the following meanings:

“Converted Common Shares” means any shares of Common Stock acquired by the Holders by conversion of all or a portion of the principal amount of the Debentures.

“Debenture Registrar” means any registrar appointed by the Issuer as transfer and recording agent for the ownership and transfer of the Debentures.

“Securities Act” means the Securities Act of 1933, as amended.

“State Securities Laws” means such state laws applicable to the resale by the Holders of Converted Common Shares as may be identified from time to time.

2. Restrictions on Transfer.

a) The Converted Common Shares (the “Registrable Securities”) and the Debentures (together with the Registrable Securities, the “Securities”) may not be transferred without compliance with the provisions of the Securities Act and all other applicable State Securities Laws.

b) Before registering the transfer of any of the Debentures on its books or on the books of any Debenture Registrar, the Issuer or any Debenture Registrar may require the Holder to furnish appropriate endorsements and/or transfer documents, including information regarding any proposed transferee’s name, address, and social security or taxpayer identification number, and to pay any issue or transfer taxes or fees as may be required by law.

c) The Issuer will be entitled to affix to the certificates evidencing the Securities an appropriate legend stating the restrictions set forth in this Section 2.

3. Piggyback Registration Rights. If, and on each occasion that, the Issuer proposes to register (including, for this purpose, a registration effected by the Issuer for stockholders other than the Holders) any of the Common Stock under the Securities Act, the Issuer shall, at its own sole expense:

a) Give each Holder notice at the address of such registration, in accordance with Section 8.01 of the Agreement, no less than thirty (30) days prior to the anticipated filing date of such registration; and

b) Cause to be registered all of the Registrable Securities that each Holder has requested to be included in such registration upon the request of each such Holder given within twenty (20) days after notice is given by the Issuer under Subsection 4(a) and in accordance with Section 8.01 of the Agreement.

The Issuer shall have the right to terminate or withdraw any registration initiated by it under this Section 4 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The foregoing description is qualified in its entirety by the specific terms of a Registration Rights Agreement that the parties will negotiate and enter into as soon as practicable after the date of this Agreement.

Schedule 3

Capitalization of the Issuer

McIntosh Bancshares, Inc.

Common Stock Authorized	10,000,000	Shares
Common Stock Issued	2,810,976	Shares

Stock Options Authorized	331,892	Options
Stock Options Issued	199,892	Incentive Stock Options

Schedule 4

Schedule of Existing Stock-Related Plans

McIntosh Bancshares, Incorporated 1998 Incentive Stock Option Plan

McIntosh Bancshares, Incorporated 2006 Stock Compensation Plan

EXHIBIT A

Form of Floating Rate Debenture

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS INELIGIBLE AS COLLATERAL FOR A LOAN BY MCINTOSH STATE BANK.

Floating Rate Debenture No.	$

MCINTOSH BANCSHARES, INC.

FLOATING RATE DEBENTURE

DUE [            ] [    ], 2019

Subject and pursuant to the terms of the Debenture Agreement (the “Debenture Agreement”), dated                     , 2009, executed by MCINTOSH BANCSHARES, INC. (the “Issuer”), a Georgia corporation, in favor of REDEMPTUS GROUP LLC and its registered assigns (the “Holders”), the Issuer promises to pay in cash to the Holders the principal sum of                                               ($                     ) on                     , 2019 or upon such earlier date as may be called for by the Debenture Agreement. In addition, the Issuer shall pay interest on the principal amount of this Debenture at a simple interest rate per annum equal to the Prime Rate (as defined in the Debenture Agreement) plus 4.50%, at the times and in the manner and subject to the minimum and maximum limits provided for in the Debenture Agreement.

AT ANY TIME AND FROM TIME TO TIME THE HOLDERS MAY COVERT ALL OR A PORTION OF THE PRINCIPAL AMOUNT OF THIS DEBENTURE INTO COMMON STOCK OF THE ISSUER PURSUANT TO THE TERMS AND CONDITIONS OF THE DEBENTURE AGREEMENT.

MCINTOSH BANCSHARES, INC.

Original Issue Date: , 2009	By:
President

[SEAL]	Attest:
Cashier

THE SECURITIES REPRESENTED BY THIS DEBENTURE (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND THE OFFICIAL CODE OF GEORGIA ANNOTATED (THE “GEORGIA CODE”). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT, AND THE GEORGIA CODE AND (2) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1993 ACT, THE GEORGIA CODE AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

EXHIBIT B

Form of Fixed Rate Debenture

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS INELIGIBLE AS COLLATERAL FOR A LOAN BY MCINTOSH STATE BANK.

Fixed Rate Debenture No.	$

MCINTOSH BANCSHARES, INC.

FIXED RATE DEBENTURE

DUE [            ] [ ], 2019

Subject and pursuant to the terms of the Debenture Agreement (the “Debenture Agreement”), dated                     , 2009, executed by MCINTOSH BANCSHARES, INC. (the “Issuer”), a Georgia corporation, in favor of REDEMPTUS GROUP LLC and its registered assigns (the “Holders”), the Issuer promises to pay in cash to the Holders the principal sum of                                               ($                     ) in cash on                     , 2019 or upon such earlier date as may be called for by the Debenture Agreement. In addition, the Issuer shall pay interest on the principal amount of this Debenture at a simple interest rate per annum of 12.75%, at the times and in the manner provided for in the Debenture Agreement.

PURSUANT TO SECTION 2.04 OF THE DEBENTURE AGREEMENT, THIS FIXED RATE DEBENTURE SHALL BE EXCHANGED FOR A FLOATING RATE DEBENTURE AT THE TIMES AND IN THE MANNER SET FORTH IN SAID SECTION.

MCINTOSH BANCSHARES, INC.

Original Issue Date: , 2009	By:
President

[SEAL]	Attest:
Secretary

THE SECURITIES REPRESENTED BY THIS DEBENTURE (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND THE OFFICIAL CODE OF GEORGIA ANNOTATED (THE “GEORGIA CODE”). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT, AND THE GEORGIA CODE AND (2) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1993 ACT, THE GEORGIA CODE AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.

EXHIBIT C

FORM OF CONVERSION NOTICE

[            ], 200[  ]

McIntosh Bancshares, Inc.

210 South Oak Street

Jackson, Georgia 30233

Attention: Registrar of 2008 Debentures

This is the notice of conversion called for by Section 2.05 of the December [    ], 2008 Debenture Agreement. Capitalized terms are used in this notice as defined is said Debenture Agreement.

On [Business Day at least 10 days after date of Notice], the undersigned Holder will convert $ [                    ] in principal of the Debentures into shares of Common Stock. In advance of such date, please provide the undersigned with such endorsement or transfer documents as you may require for submission in connection with the undersigned’s delivery of the relevant Debentures for exchange or cancellation.

Sincerely,

[Holder Name, Address, Email and Fax Information, Telephone Number, and Social Security or Employer Identification Number]

Date:[                    ]

Signature guaranteed by state or national bank or New York Stock Exchange member firm: